INVESTOR CONTACT:	A. Ernest Whiton
Chief Financial Officer
ZOLL Medical Corporation
(978) 421-9655

   FOR IMMEDIATE RELEASE

ZOLL Medical Corporation Announces Less Than Expected

Quarterly Revenue and Earnings

Chelmsford, MA, April 6, 2004 – ZOLL Medical Corporation (Nasdaq: ZOLL), a manufacturer of non-invasive cardiac resuscitation devices which provide pacing and defibrillation, today announced that revenues for the second quarter ending April 4, 2004 would be approximately $50 — $51 million. This level of revenue would represent approximately 7-9% growth over the comparable year ago period. As a result of lower revenues, the Company expects earnings per share to fall substantially below the First Call consensus estimate of $0.35. The Company estimates that earnings per share will be in the range of $0.16 to $0.20 for the quarter.

A conference call will be conducted at 9:00a.m. on Tuesday, April 6, 2004 to discuss this matter in further detail.

Richard A. Packer, President and Chief Executive Officer, commented, “Business was generally soft across the board this quarter. Most significantly, order rates were lower than anticipated in the International market. International revenue was essentially unchanged over the second quarter of last year. Additionally, in the North American EMS market, orders were not as strong as anticipated.”

With respect to earnings in the second quarter, Mr. Packer said, “We have been ramping up expenses as we invest in stronger International distribution, greater North American sales coverage in both the professional market and the AED markets, and research & development. We believe these investments are required as we position ZOLL for additional growth. Obviously these investments have a large impact on our bottom line when revenues fall short. Since our quarter is back-loaded, the revenue shortfall was unexpected and did not allow us to adjust expenses to a material degree. Therefore, our earnings have taken a significant drop in spite of the modest increase in revenues compared to last year.” The Company expects to report final financial results and normal market information the week of April 19, 2004.

Mr. Packer continued, “Not all orders received were able to be shipped in the quarter. During the quarter we received two large orders from the U.S. Army as part of the Military PMI program. These orders approximated $7.2 million. However, at quarter end we still had approximately $4.0 million of military orders in backlog.”

Summarizing, Mr. Packer stated, “We are very disappointed with this result and our performance. We are working to take actions to strengthen our performance. Naturally, our outlook for the remainder of the year is cautious. We anticipate lower growth than originally envisioned. Currently we see revenue growth for this year in the 10-15% range compared to last year and earnings per share in the $1.15 – $1.25 range.”

“However, over the longer term I believe that we are taking the right steps to expand our product portfolio and distribution”, Mr. Packer said. “We expect our performance in the AED market to continue to improve and we look forward to improving market conditions in the U.S. EMS market. We must continue to move ahead in building International distribution. Our R&D spending remains high and we are confident that our product pipeline will be strong. New products such as the AutoPulse™ from Revivant and the Power Infuser® from our recent acquisition of Infusion Dynamics, will take advantage of the investments we are making in building distribution, and also offer significant upside potential as we look toward 2005 and beyond. We remain optimistic about our prospects for long term growth.”

If you are interested in listening to the conference call at 9:00 a.m. Eastern Standard Time, please dial 888-455-9650 and reference passcode “ZOLL.” The conference call leader will be Mr. Richard Packer, President and Chief Executive Officer of ZOLL. The Company may answer one or more questions concerning business and financial matters affecting the Company, some of the responses which may contain information that has not been previously disclosed.

ZOLL Medical Corporation (NASDAQ: ZOLL), with worldwide headquarters in Chelmsford, Massachusetts, designs, manufactures, and markets resuscitation solutions. Pacing and defibrillation devices, including ZOLL’s M Series™ and AED Plus™, and Revivant Corporation’s AutoPulse™, are used by health care professionals, emergency medical service providers, and first responders to diagnose and treat cardiac arrest wherever it may occur. ZOLL also designs and markets software that automates the collection and management of both clinical and non-clinical data. ZOLL has operations in the United States, Canada, the United Kingdom, Germany, France, the Netherlands, and Australia, and business partners in all of the world’s major markets. For more information about ZOLL, its products and partners, visit www.zoll.com or call 978-421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company’s business, the expected penetration of the AED market, anticipated growth in AED and International markets, the expected contribution of additional sales people, the outlook for the second quarter and the remainder of the year and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-Q filed with the SEC on February 18, 2004, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company’s supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company’s products.

_________________